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SFAS 128 requires the following reconciliation of the basic and diluted EPS calculations.

                                  For the years ended

                       Jan. 1, 2000   Dec. 26, 1998   Dec. 27, 1997
                      -------------   -------------   -------------

Basic EPS Computation:
Numerator:
  Net income             $  238,056      $ 1,672,435     $1,377,146

Denominator:
  Weighted average
  common shares
  outstanding            12,285,969       10,565,961      7,799,279

Basic EPS                   $  0.02          $  0.16        $  0.18

Diluted EPS Computation:
Numerator:
  Net income            $   238,056      $ 1,672,435     $1,377,146
  Interest on
   convertible debt              --           87,290        186,489
                        -----------      -----------     ----------
  Total net income
                        $   238,056      $ 1,759,725     $1,563,635

Denominator:
  Weighted average
  common shares
  outstanding           12,285,969        10,565,961      7,799,279
  Stock options            197,310           204,749        191,040
  Interest converted                         359,292             --
  Convertible debt              --         1,417,425      4,289,324
                       -----------       -----------     ----------
  Total Shares          12,483,279        12,547,427     12,279,643

Diluted EPS                $  0.02           $  0.14       $   0.13